Press release
For immediate release
February 27 2006

SHAREHOLDERS SPECIAL MEETING

Virginia Gold Mines Inc. ("Virginia") (TSX:VIA) announced that its Management Proxy Circular with full details of a Business combination with Goldcorp Inc. ("Goldcorp") (TSX:G)(NYSE:GG) is now available on its website at www.virginia.qc.ca. Full details on the meeting and proposed plan of arrangement can be found in the circular, which has been filed at www.sedar.com.

Virginia’s board of directors unanimously recommends that security holders vote at the meeting in favour of the resolution to approve the proposed arrangement with Goldcorp.

The Notice of Special Meeting of Shareholders and the Special Information Form are also posted on the site.

The Notice of Special Meeting of Shareholders and the Management Proxy Circular has been mailed to shareholders.

Please note that Virginia will be holding its Special Meeting of Shareholders on Friday, March 24 2006 at 10:00 a.m. in the St-Laurent Room at the Delta Centre-Ville 777, University, Montreal

In connection with the Arrangement, each outstanding common share of Virginia will be exchanged for 0.4 of a common share of Goldcorp and 0.5 of a common share of New Virginia. In addition, Virginia will transfer to New Virginia all of its assets not related to the Éléonore property, including all of its liquid assets, short-term and long-term investments, including all cash arising from stock options and purchase warrants exercised prior to the closing of the Arrangement as well as a sliding-scale 2% royalty on Virginia’s Éléonore property.

Following the approval of the transaction by the shareholders, the New Virginia will be created and the stock will be trading on the Toronto Stock Exchange under symbol VGQ.

For additional information, please contact:

Virginia Gold Mines Inc.
André Gaumond, President
Paul Archer, V.P. Exploration (QP)
Amélie Laliberté, Investor Relations
Tel.:(800) 476-1853 – (418) 694-9832
Fax: (418) 694-9120
Email: mines@virginia.qc.ca
Web : www.virginia.qc.ca

Kingsdale Shareholder Services Inc.
North American Toll Free Phone 866-833-6977
shareholder@kingsdalecapital.com

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events